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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.       )*
                                              ------


                             International Speedway Corp.
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                 Class A Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      460335201
--------------------------------------------------------------------------------
                                    (CUSIP Number)









------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           (Continued on following page(s))


                                  Page 1 of 8 Pages


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CUSIP No. 460335201                   13G                 Page  2  of  8  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

         The TCW Group, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member
                                                                       (a)  / /
     of a Group*                                                       (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         Nevada corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                        195,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                             -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                     195,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                         -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     195,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         4.9% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                        HC/CO
-------------------------------------------------------------------------------



                         *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 460335201                   13G                 Page  3  of  8  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

         Robert Day

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member
                                                                       (a)  / /
     of a Group*                                                       (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                        400,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                             -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                     400,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                         -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     400,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         10.0% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*7
                                        HC/IN
-------------------------------------------------------------------------------



                         *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page  4  of  8  Pages
                                                               ---    ---


ITEM 1(a).    NAME OF ISSUER

              International Speedway Corp.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              1801 West International Speedway Blvd.
              Daytona Beach, FL 32114-1243

ITEM 2(a).    NAME OF PERSON(S) FILING
ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
ITEM 2(c).    CITIZENSHIP

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

ITEM 2(d).    TITLE OF CLASS OF SECURITIES

              Class A Common Stock

ITEM 2(e).    CUSIP NUMBER

              460335201






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                                                          Page  5  of  8  Pages
                                                               ---    ---


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a)  / / Broker or Dealer registered under Section 15 of the Act

                   Not Applicable

    (b)  / / Bank as defined in section 3(a)(6) of the Act

                   Not Applicable

    (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

                   Not Applicable

    (d) / / Investment Company registered under section 8 of the Investment Company Act

                   Not Applicable

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                   Not Applicable

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

                   Not Applicable

    (g) /X/ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

                   The TCW Group, Inc.
                   Robert Day (individual who may be deemed to control the TCW
                        Group, Inc. And other holders of the Class A Common Stock of the issuer)

    (h)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                   Not Applicable



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                                                          Page  6  of  8  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    THE TCW GROUUP, INC.

         (a)  Amount Beneficially Owned: 195,000

         (b)  Percent of Class: 4.9%

         (c)  Number of shares as to which such person has:

              (i)       sole power to vote or to direct the vote:
                             195,000

              (ii)      shared power to vote or to direct the vote:
                             none.

              (iii)     sole power to dispose or to direct the disposition of:
                             195,000

              (iv) shared power to dispose or to direct the disposition of: none.

    ROBERT DAY

         (a)  Amount Beneficially Owned: 400,000

         (b)  Percent of Class: 10.0%

         (c)  Number of shares as to which such person has:

              (i)       sole power to vote or to direct the vote:
                             400,000

              (ii)      shared power to vote or to direct the vote:
                             none.

              (iii)     sole power to dispose or to direct the disposition of:
                             400,000

              (iv) shared power to dispose or to direct the disposition of: none.

---------------------------

The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

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                                                          Page  7  of  8  Pages
                                                               ---    ---


Item 5.  Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock of International Speedway Corp.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         SEE Exhibit A.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable. SEE Exhibits A and B.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

    Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                                          Page  8  of  8  Pages
                                                               ---    ---
                                  SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 11th day of March, 1997.


                                       The TCW Group, Inc.


                                       By:  /s/ Mohan V. Phansalkar
                                            -----------------------
                                            Mohan V. Phansalkar
                                            Authorized Signatory



                                       Robert Day


                                       By:  /s/ Mohan V. Phansalkar
                                            -----------------------
                                            Mohan V. Phansalkar
                                            Under Power of Attorney dated
                                            January 30, 1996, on File with
                                            Schedule 13G Amendment Number 1 for
                                            Matrix Service Co. dated January
                                            30, 1996.